DRAFT - APRIL 16, 1999 - 11:52 AM
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[X]      Preliminary Proxy Statement          [ ]     Confidential, for Use of the Commission Only
[ ]      Definitive Proxy Statement                   (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       TransCoastal Marine Services, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1)  Title of each class of securities to which transaction applies:

              ------------------------------------------------------------------

         (2)  Aggregate number of securities to which transaction applies:

              ------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

              ------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:

              ------------------------------------------------------------------

         (5)  Total fee paid:

              ------------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials:

         -----------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:

              ------------------------------------------------------------------

         (2)  Form, Schedule or Registration Statement No.:

              ------------------------------------------------------------------

         (3)  Filing Party:

              ------------------------------------------------------------------

         (4)  Date Filed:

              ------------------------------------------------------------------

                       TRANSCOASTAL MARINE SERVICES, INC.
                         2925 BRIARPARK DRIVE, SUITE 930
                              HOUSTON, TEXAS 77042

                                 ---------------

                  NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 26, 1999

                                 ---------------

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of TransCoastal Marine Services, Inc. (the "Company") to be held on Wednesday, May 26, 1999. The meeting will be held at the Adam's Mark Hotel, 2900 Briarpark Drive, Houston, Texas, 77042 at 9:00 a.m. local time.

    As set forth in the accompanying Proxy Statement, the Annual Meeting will be held for the following purposes:

    1. To elect six directors of the Company to serve until the next Annual Meeting or until his respective successor has been duly elected and qualified;

    2. To approve the issuance of 400,000 shares of Common Stock of the Company to the former shareholders of Dickson GMP International, Inc. as a component of the settlement of the Earn-out agreement entered into in connection with the acquisition of Dickson;

    3. To ratify the Board of Directors' appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1999; and

    4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.


    The Board of Directors has fixed the close of business on March 31, 1999, as the record date for determination of stockholders who are entitled to notice of and to vote either in person or by proxy at the 1999 Annual Meeting of Stockholders and any adjournment thereof.

    STOCKHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE ANNUAL MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED. If a stockholder who has returned a proxy attends the Annual Meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.

                                         By Order of the Board of Directors,



                                         Allyson B. Fox
                                         General Counsel and Secretary

Houston, Texas
April __, 1999

                       TRANSCOASTAL MARINE SERVICES, INC.

                                 PROXY STATEMENT

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

    This Proxy Statement and the accompanying proxy card are furnished to the stockholders of TransCoastal Marine Services, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company for use at the 1999 Annual Meeting of Stockholders of the Company ("Annual Meeting") to be held on Wednesday, May 26, 1999, at 9:00 a.m. local time, at the Adam's Mark Hotel, 2900 Briarpark Drive, Houston, Texas, 77042 and at any adjournment thereof. The Company will pay all costs of soliciting proxies. Solicitation of proxies will be primarily by mail. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies in person or by telephone and facsimile transmission, for which such persons will receive no additional consideration. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of the Company's Common Stock, par value $.001 per share ("Common Stock").

    The persons named as proxies were designated by the Board of Directors and are officers of the Company. All properly executed proxies received in time for the Annual Meeting will be voted (except to the extent that authority to vote has been withheld), in accordance with the specification so made. Proxies submitted without specification will be voted FOR Proposal 1 to elect the nominees for director proposed by the Board of Directors, FOR Proposal 2 to issue 400,000 shares of Common Stock to the former shareholders of Dickson GMP International, Inc., and FOR Proposal 3 to ratify the Board of Directors' appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1999. If any other business is brought before the Annual Meeting (which management does not expect to occur), the shares will be voted in accordance with the judgment of the proxies voting them.

    The execution of a proxy card will not affect a stockholder's right to attend the Annual Meeting and vote in person. A stockholder who has given a proxy may revoke it at any time before it is voted at the Annual Meeting by duly executing a proxy bearing a later date. A proxy may also be revoked by any stockholder at any time before it is voted by filing with the Secretary of the Company a written notice of revocation or by voting in person at the Annual Meeting. The mailing address of the executive office of the Company is 2925 Briarpark Drive, Suite 930, Houston, Texas 77042.

    The requirement for a quorum at the Annual Meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock. Abstentions and broker non-votes (as hereinafter defined) are counted for purposes of determining the presence or absence of a quorum. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting is necessary for the election as directors of the Company of the persons named under "Election of Directors" in this Proxy Statement, the issuance of 400,000 shares of Common Stock to the former shareholders of Dickson GMP International, Inc. discussed herein, and the ratification of the selection of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1999. Abstentions from voting on the election of directors, the approval of the issuance of Common Stock and the ratification of the selection of the independent auditors will have the same effect as a vote against such matter. Broker non-votes on the foregoing matters will have no impact on such matters since they are not considered "shares present" for voting purposes. There is no provision for cumulative voting.

    Only stockholders of record at the close of business on March 31, 1999, will be entitled to notice of, and to vote at, the Annual Meeting. As of such date, 10,496,196 shares of Common Stock were outstanding. Each of such outstanding shares is entitled to one vote at the Annual Meeting. This Proxy Statement and accompanying proxies are initially being mailed to stockholders of the Company on or about April 26, 1999. The Company's Annual Report to stockholders for the year ended December 31, 1998, including financial statements, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material.

                              ELECTION OF DIRECTORS

                                   PROPOSAL 1

    The Board of Directors currently consists of six directors, each of whom will stand for reelection at the Annual Meeting. Subject to the foregoing, each of the six directors to be elected at the Annual Meeting will hold office for the ensuing year and until his successor is elected and qualified. It is intended that the accompanying proxy, if furnished, will be voted for the election to the Board of Directors of the six nominees named below. Although the Board of Directors has no reason to believe that the nominees will be unable to serve as directors, if a nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED BELOW.

    The following information with respect to each person nominated for election as a director has been furnished to the Company by the nominees as of March 31, 1999.

                                                                                                                        DIRECTOR
    NAME AND BUSINESS EXPERIENCE                                                                                 AGE      SINCE
    ----------------------------                                                                                 ---    --------

    NATHAN M. AVERY..........................................................................................    64       1997
     Mr. Avery became a director of the Company on the closing of the initial public offering (the "Offering")
     in November 1997. As of November 16, 1998, and upon the resignation of Mr. Bill Stallworth, Mr. Avery became Chief Executive Officer and Chairman of the Company. Mr. Avery also became President of the
     Company on December 16, 1998, upon the resignation of Thad Smith. Since 1972, Mr. Avery has served as
     Chairman of the Board, President and Chief Executive Officer of Galveston-Houston Company, a company specializing in manufacturing oilfield service products. He has been active in the oil and gas industry since the 1960's. Mr. Avery is currently a director and member of the Executive Committee of Daniel
     Industries, Inc. He is also an advisory director of Cooper Cameron Corporation. Mr. Avery was Chairman
     of the Board of the Board of Directors of Bettis Corporation until December 1996.

    PATRICK B. COLLINS.......................................................................................    70       1997
     Mr. Collins was elected to the Board of Directors in September 1997. He is also a member of the Audit
     Committee. From 1967 to 1991, Mr. Collins was a partner with Coopers & Lybrand LLP. Since 1991, Mr.
     Collins has been an independent business consultant specializing in financial and accounting matters.
     Mr.Collins is currently serving on the Board of Directors of HCC Insurance Holdings, Inc., a property and casualty insurance company based in Houston, Texas.

    BELDON E. FOX, JR........................................................................................    62       1997
     Mr. Fox became a director of the Company in November 1997. He served as Chief Operating Officer of The
     Red Fox Companies of New Iberia, Inc., one of the founding companies, from November 1989 until the closing of the Offering, at which time he assumed the position of President of The Red Fox Companies of
     New Iberia, Inc.

    FRED E. GALLANDER, JR....................................................................................    47       1998
     Mr. Gallander became a director of the Company in September 1998. He served as President, Chairman and
     Chief Executive Officer of Dickson GMP International, Inc. and its subsidiaries, which was acquired by the Company in September of 1998, from 1990 until the closing of the sale at which time he assumed the position of President of Dickson.

    D. GLENN RICHARDSON......................................................................................    55       1997
     Mr. Richardson was elected to the Board of Directors in September 1997. He is also a member of the
     Compensation Committee. Mr. Richardson founded Falcon Drilling Company, Inc. of Houston, Texas, and served as a director and as President and Chief Operating Officer from 1990 until his retirement in June
     1996. Mr. Richardson also founded Glendel Drilling Company, Inc., a barge drilling rig operator based in
     Abbeville, Louisiana, and served as its President from 1980 to 1989. Mr. Richardson currently owns and operates a cattle ranch in Louisiana.

    JEAN SAVOY...............................................................................................    50        1997
     Mr. Savoy was elected to the Board of Directors in September 1997. He is also a member of the Executive,
     Audit and Compensation Committees. Mr. Savoy was previously a member and manager of J&D Capital, L.C., a consulting and financial services company based in Lafayette, Louisiana. For over 25 years, Mr. Savoy has served as an independent directional and horizontal drilling consultant for independent and major oil and gas companies and various directional drilling concerns.

     Directors elected at the Annual Meeting will hold office for a one-year term. Unless authority is withheld to vote for one or more of the nominees, the persons named as proxies intend to vote for the election of the six nominees.


                            DIRECTORS AND COMMITTEES

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The changes to the Board of Directors since the 1998 Proxy Statement are discussed below. Mr. H. Daniel Hughes resigned March 2, 1998, Mr. Daniel Hargett, Sr. passed away on May 24, 1998, Mr. Clifford McFarland resigned in July 1998, Mr. Bill E. Stallworth resigned November 16, 1998, and Mr. Thad Smith resigned December 16, 1998. Mr. Fred E. Gallander was elected to the Board of Directors effective September 1, 1998, and concurrent with the resignation of Mr. Stallworth, Mr. Nathan M. Avery was elected as Chairman of the Board.

     On October 27, 1997, the Board of Directors established an Executive Committee, an Audit Committee, and a Compensation Committee. The Executive Committee advises the Board of Directors on matters relating to the senior management of the Company. The Executive Committee consists of Messrs. Savoy and Avery(1). The Audit Committee recommends the appointment of auditors and oversees the accounting and audit functions of the Company. The Audit Committee consists of Messrs. Collins and Savoy(2). The Compensation Committee determines executive officers' and key employees' salaries and bonuses and administers the 1997 Stock Option Plan, as Amended (the "Plan"). During 1998, Messrs. Richardson, Avery, Collins and Savoy served as members of the Compensation Committee(3). On November 16, 1998, upon the resignation of Mr. Stallworth as Chairman and Chief Executive Officer and the election of Mr. Avery to those positions, Mr. Avery resigned from the Compensation Committee.

    The Board of Directors met ten times during 1998, and the Executive Committee met two times during 1998. The Audit Committee met four times during 1998 and the Compensation Committee met two times during 1998. Each of the directors, until their resignation, attended at least 75% of the meetings of the Board of Directors and any committee on which they served during 1998.

DIRECTOR COMPENSATION

    During March 1998, the Board of Directors approved the following changes to non-employee director compensation: (i) an increase in the annual retainer from $5,000 to $18,000, and (ii) an increase in the per meeting compensation for the Board of Directors from $500 to $1,000. Compensation for committee meetings was retained at $500 per meeting for meetings held on days other than Board meetings. Additionally, members of the Board of Directors are entitled to receive either in full or in part, Common Stock Options in lieu of the annual retainer, based on the market value of the Common Stock at the time of their election to receive options in lieu of cash. In addition, all directors are reimbursed for all ordinary and necessary expenses incurred in attending any meeting of the Board of Directors or any committee thereof, or otherwise incurred in their capacity as directors.

    Pursuant to an October 1997 action of the Board of Directors and under the terms of the Plan, the Company approved Non-qualified Options for each of the initial non-employee directors as follows (the "non-employee director awards"):
(i) the automatic grant to each of the initial non-employee directors (including those elected to begin service upon completion of the Offering) of options to purchase 5,000 shares, effective as of the date of the Offering, at an exercise price of $18.00 per share, (ii) the automatic grant to each non-employee director elected after the completion of the Initial Public Offering (the "Offering") of options to purchase


----------
(1) Because of changes in the composition of the Board of Directors during 1998, the Company has not included committee membership for those directors not standing for re-election. None of the current employee directors served during 1998 or the first part of 1999 on any committee except the Executive Committee, while employed by the Company.
(2) See footnote 1, above.
(3) See footnote 1, above.

5,000 shares, effective on the date of such person's initial election as a director, at an exercise price equal to the fair market value of the Common Stock on the date of such grant, and (iii) the automatic grant to each non-employee director of options to purchase 5,000 shares at each Annual Meeting of stockholders thereafter at which such director is re-elected or remains a director, unless such Annual Meeting is held within three months following such person's election as a director, at an exercise price equal to the fair market value of the Common Stock on the date of such grant. The Company has reserved 200,000 shares of Common Stock for issuance pursuant to the non-employee directors awards; however, the Board of Directors may revoke at any time the next automatic grant of options otherwise provided for pursuant to the non-employee director awards. Each option granted pursuant to the non-employee director awards shall be exercisable in full six months after the date of grant and shall expire ten years after the date of grant, unless sooner exercised or cancelled due to termination of service or death.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE SIX NOMINEES NAMED ABOVE.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of March 31, 1999 as to (i) each person or entity known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock (a "5% Stockholder"), (ii) each of the Company's current directors, (iii) each of the executive officers of the Company, and (iv) all directors and executive officers as a group.

                                                                                 SHARES             PERCENT
                                                                              BENEFICIALLY        BENEFICIALLY
                     STOCKHOLDER                                                 OWNED(1)            OWNED(1)
                     -----------                                              ------------        ------------

                     Louis Woodson                                               459,333              4.4%
                     Fred E. Gallander, Jr.                                    1,105,000             10.5%
                     The Estate of Daniel N. Hargett, Sr                         444,444              4.2%
                     Johnnie W. Domingue(4)                                      111,200              1.1%
                     Pamela L. Reiland(6)                                         17,567                 *
                     Beldon E. Fox, Jr.(3)(8)                                     79,861                 *
                     Jean Savoy(2)(3)(5)                                          10,250                 *
                     Patrick B. Collins(5)                                         8,750                 *
                     D. Glenn Richardson(5)                                        5,000                 *
                     Nathan M. Avery(5)(7)                                       421,667              4.0%
                     Bill E. Stallworth (9)                                      177,977              1.7%
                     Thad "Bo" Smith (10)                                        165,777              1.6%
                     Heartland Advisors, Inc.                                    901,000              8.6%
                     J. Storey Charbonnet                                        552,800              5.3%
                     All executive officers and directors as a group (10
                       Persons)                                                2,103,049             20.0%

------------------------
    *      Less than one percent of the Company's Common Stock.


(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares which the individual has the right to acquire within 60 days of March 31, 1999 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his/her spouse) with respect to the shares shown as beneficially owned.

(2) Shares shown include 5,250 shares held by J&D Capital, L.C., of which Mr. Savoy owned 26.25% of the membership interests until November, 1998 when he sold all of his rights title and interest in the corporation to Mr. Darcy Klug.

(3) The indicated holders are parties to an exchange agreement whereby they agreed, in participation with one other stockholder, to exchange an aggregate of 250,000 shares of Common Stock for an equal number of shares of Restricted Common Stock. The indicated shares beneficially owned have not been reduced by the individual participation in this share exchange.

(4) Mr. Domingue resigned his position of Chief Financial Officer and Senior Vice President effective February 22, 1999. This number includes the right to acquire 35,000 shares of Common Stock within 60 days upon the exercise of outstanding stock options.

(5) Includes the right to acquire 5,000 shares of Common Stock within 60 days upon the exercise of outstanding stock options.

(6) Includes the right to acquire 16,667 shares of Common Stock within 60 days upon the exercise of outstanding stock options.

(7) Includes the right to acquire 421,667 shares of Common Stock within 60 days upon the exercise of outstanding stock options.

(8) Includes the right to acquire 4,861 shares of Common Stock within 60 days upon the exercise of outstanding stock options.

(9) Mr. Stallworth resigned as an officer and director of the Company effective November 16, 1998. This number includes the right to acquire 64,777 shares of Common Stock within 60 days upon the exercise of outstanding stock options.

(10) Mr. Smith resigned as an officer and director of the Company effective December 16, 1998. This number includes the right to acquire 64,777 shares of Common Stock within 60 days upon the exercise of outstanding stock options.


     The address of each 5% Stockholder is as follows:

                           5% STOCKHOLDER                        ADDRESS
                           --------------                        -------

                     Fred E. Gallander, Jr.               4001 Woodland Highway
                                                          New Orleans, LA  70131

                     Heartland Advisors, Inc.             790 North Milwaukee Street
                                                          Milwaukee, WI  53202

                     J. Storey Charbonnet                 639 Loyola Avenue
                                                          Suite 2775
                                                          New Orleans, LA  70113



             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely upon a review of reports on Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and reports on Form 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from certain reporting persons that no Form 5 was required, the Company believes that all filing requirements applicable to its officers, directors and beneficial owners under
Section 16(a) of the Exchange Act were complied with during fiscal 1998.


                               EXECUTIVE OFFICERS

    Set forth below is the age (as of March 31, 1999), positions held with the Company and certain other business experience information for each of the Company's executive officers.

    Nathan M. Avery, 64, has served as Chairman of the Board and Chief Executive Officer of the Company since November 1998. He was also elected to the office of President of the Company effective December 16, 1998. Since 1972, Mr. Avery has served as Chairman of the Board, President and Chief Executive Officer of Galveston-Houston Company, a company specializing in the manufacture of oilfield service products. He has been active in the oil and gas industry since the 1960's. Mr. Avery is currently a director and member of the Executive Committee of Daniel Industries, Inc. He is also an advisory director of Cooper Cameron Corporation. Mr. Avery was Chairman of the Board of Directors of Bettis Corporation until December 1966.

    Pamela L. Reiland, 45, has served as Executive Vice President of the Company since November 1998. Ms. Reiland has over fifteen years of corporate finance experience including experience as Chief Financial Officer of a NYSE public company. She served as Vice-President and Treasurer of Galveston-Houston Company from 1986 to 1993 and thereafter, through the present, as a consultant and director of such company. Prior to that date, she served as Vice-President of Avery Investment Company, a private company with holdings in oilfield supply vessels and Coca-Cola bottling franchises.


                             EXECUTIVE COMPENSATION

    The following table sets forth the annual salary, bonus, and other compensation for the fiscal year ended December 31, 1998 awarded to or earned by the Company's executive officers (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION                 LONG-TERM
                                                             -------------------            COMPENSATION AWARDS
                                                                                 OTHER      ---------------------
                                                                                 ANNUAL     RESTRICTED  SECURITIES     ALL OTHER
           NAME AND PRINCIPAL POSITION                                           COMPEN-       STOCK    UNDERLYING      COMPEN-
                WITH THE COMPANY                 YEAR    SALARY     BONUS(1)    SATION(2)     AWARDS      OPTIONS        SATION
           ---------------------------           ----    ------     --------    ---------   ----------  ----------     ---------

          Nathan M. Avery(3)                     1998        $0        N/A          --           --      1,000,000        N/A
            Chairman of the Board, Chief
            Executive Officer and President

          Pamela L. Reiland(3)                   1998   $12,500        N/A          --           --         50,000        N/A
            Executive Vice-President

          Bill E. Stallworth                     1998  $200,000        N/A          --           --         37,000     $501,517(4)
            Chairman of the Board and            1997   $63,515      $115,000       --           --         27,778      $28,117
            Chief Executive Officer

          Thad "Bo" Smith                        1998  $200,000        N/A          --           --         37,000     $350,000(5)
            President and Chief Operating        1997   $63,515      $130,000       --           --         27,778      $86,000
            Officer

          Johnnie W. Domingue                    1998  $180,000        N/A          --           --         10,000     $270,000(6)
            Senior Vice President, Chief         1997   $90,098      $100,000       --           --         25,000       $6,825
            Financial Officer and Treasurer

----------

(1) Represents bonuses received upon closing of the Offering.

(2) Perquisites and other personal benefits received during the year by each executive officer were individually less than (a) $50,000 and (b) 10% of the sum of salaries and bonuses paid to the executive officer.

(3) Mr. Avery and Ms. Reiland joined the Company as Executive Officers in November 1998.

(4) Mr. Stallworth received a total cash severance of $501,517 upon his resignation effective November 16, 1998, which was paid according to the following schedule: $151,517 on November 24, 1998, and $350,000 on January 4, 1999. This amount was in settlement of the Company's obligations under its employment agreement with Mr. Stallworth.

(5) Mr. Smith received a total cash severance amount of $350,000 upon his resignation effective December 16, 1998. The severance is payable in equal semi-monthly installments over a 21-month period from the effective date. This amount was in settlement of the Company's obligations under its employment agreement with Mr. Smith.

(6) Mr. Domingue received a total cash severance in the amount of $270,000 upon his resignation effective February 22, 1999. The severance is payable in equal semi-monthly installments over an 18-month period from the effective date. This amount was in settlement of the Company's obligations under its employment agreement with Mr. Domingue.

                              OPTION GRANTS IN 1998

    The following table sets forth, as to the Named Officers, information concerning stock options granted during the fiscal year ended December 31, 1998.

                                                          INDIVIDUAL GRANTS                        POTENTIAL
                                          ------------------------------------------------    REALIZABLE VALUE AT
                                                        PERCENT OF                              ASSUMED ANNUAL
                                           NUMBER OF      TOTAL                                 RATES OF STOCK
                                          SECURITIES     OPTIONS                              PRICE APPRECIATION
                                          UNDERLYING    GRANTED TO   EXERCISE                 FOR OPTION TERM(4)
                                            OPTIONS    EMPLOYEES IN  PRICE PER  EXPIRATION  ---------------------
                         NAME               GRANTED      1998(2)       SHARE      DATE(3)       5%         10%
                 --------------------     -----------  ------------  ---------  ----------  ----------  ---------

                 Nathan M. Avery(1)           500,000        39.21%      $3.25   11/16/08    $895,908   $2,206,665
                 Nathan M. Avery (5)          500,000        39.21%      $3.25   11/16/08    $895,908   $2,206,665
                 Pamela L. Reiland(1)          50,000         3.92%      $3.25   11/16/08     $89,591     $220,666
                 Bill E. Stallworth(6)         37,000          2.9%     $11.00   11/16/08    $224,391     $552,685
                 Thad "Bo" Smith (7)           37,000          2.9%     $11.00   12/16/08    $255,960     $552,685
                 Johnnie W. Domingue (8)       10,000          .78%     $11.00   02/22/09     $60,646     $175,312

----------

(1) The options in this table have exercise prices equal to the fair market value of the Company's Common Stock on the date of grant. These options vest in 1/3 increments on each of the date of grant and on the first and second anniversaries of the effective date.

(2) The Company granted options to purchase 1,275,000 shares of Common Stock to employees, including executive officers, during 1998.

(3) The options in this table may terminate before their expiration as a result of the termination of optionee's status as an employee or upon the optionee's disability or death.

(4) Under rules promulgated by the SEC, the amounts in these columns represent the hypothetical gain or "option spread" that would exist for the options in this table based on assumed stock price appreciation from the date of grant until the end of such options' 10-year term at assumed annual rates of 5% and 10%. The 5% and 10% assumed annual rates of appreciation are specified in SEC rules and do not represent the Company's estimate or projection of future stock price growth. There can be no assurance that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% annual rates of compounded stock appreciation or at any other defined rate.

(5) The options in this table are in lieu of salary and vest at a rate of 1/12th per month from date of grant.

(6) Mr. Stallworth resigned all positions held with the Company effective November 16, 1998.

(7) Mr. Smith resigned all positions held with the Company effective December 16, 1998.

(8) Mr. Domingue resigned all positions held with the Company effective February 22, 1999.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

    The following table sets forth, as to the Named Officers, certain stock option information concerning the number of shares subject to both exercisable and unexercisable stock options and the value of such options as of December 31, 1998.

                                                          NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS AT
                                                       OPTIONS AT FISCAL YEAR-END         FISCAL YEAR-END($)(1)
                                                       --------------------------      ---------------------------
                               NAME                    EXERCISABLE  UNEXERCISABLE      EXERCISABLE  UNEXERCISABLE
                       -------------------------       -----------  -------------      -----------  -------------

                       Nathan M. Avery                    208,334       791,666            --             --
                       Pamela L. Reiland                   16,667        33,333            --             --
                       Bill E. Stallworth (2)              64,778                          --             --
                       Thad "Bo" Smith (3)                 64,778                          --             --
                       Johnnie W. Domingue (4)             35,000                          --             --

----------

(1) Based on the fair market value of the Company's Common Stock at fiscal year-end less the exercise price payable for such shares.
(2) Mr. Stallworth resigned all positions held with the Company effective November 16, 1998.
(3) Mr. Smith resigned all positions held with the Company effective December 16, 1998.
(4) Mr. Domingue resigned all positions held with the Company effective February 22, 1999.




         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The Compensation Committee, which is composed only of outside directors, administers the compensation program for executive officers of the Company. The Compensation Committee, with the aid of internal staff and independent compensation consultants, reviews and evaluates the Company's compensation program to determine its effectiveness in attracting, motivating and retaining highly skilled executive officers.

    COMPENSATION PHILOSOPHY. The objectives of the Company's executive compensation policies are to attract, retain and reward highly-skilled executive officers who contribute to the Company's success, to align the financial interests of executive officers with the performance of the Company, to strengthen the relationship between executive pay and stockholder value, to motivate executive officers to achieve the Company's business objectives and to reward individual performance. The Board of Directors believes that a substantial portion of the annual compensation of each executive officer should be influenced by the performance of the Company, as well as the individual contribution of each executive officer and the responsibility and authority of each position relative to other positions within the Company.

    COMPENSATION COMPONENTS. During 1998, the Company used base salary and stock option grants to achieve the objectives outlined above. Subsequent to the Offering, the Company employed independent consultants to design an appropriate compensation plan for all management employees, including executive officers. A critical component of the entire compensation plan, namely the cash performance bonus plan, was approved by the Board of Directors during the first quarter of 1998 and is effective for the 1998 fiscal year.

    The Company's executive compensation program has three primary components: base salary, cash performance bonus and long-term incentives. Each of these three components is described below.

    Base Salary Program. The level of base salary paid to executive officers is determined on the basis of performance, experience and such other factors as may be appropriately considered by the Compensation Committee. Based upon a review of comparable organizations, including certain of the companies in the Company's peer group index used for the performance graph contained elsewhere herein, the base salaries were negotiated and established for the executive officers.

 Cash Performance Bonus Program. The cash performance bonus plan (the "Bonus Plan") is an annual incentive plan commencing January 1, 1998. The purpose of the Bonus Plan is to encourage participants to think in broad business and managerial terms to: (1) encourage the profitability of the Company as a whole,
(2) encourage the cooperation and support of the leadership and employees of the subsidiary companies, (3) emphasize the need for each participant to strive to achieve the Company's business strategies, and (4) emphasize the necessity of integrity, safety, and quality in all of the Company's operations.

    The individuals chosen for participation in the Bonus Plan are selected annually by management and supported by the Compensation Committee of the Board of Directors. The goals and plans for each plan year shall be communicated to participants not later than the end of the second quarter of each calendar year. The plan year shall mean the calendar year ending December 31, 1998, and each subsequent calendar year thereafter. Key management selected to participate in 1998 may or may not be selected in future years. If after the beginning of the plan year, a person is newly hired, promoted, or transferred into a key position, management may designate such person as a participant in the Bonus Plan for the balance of the year, on a prorated basis.

    The Bonus Plan is based on three principal components, the Company's overall financial performance, the financial performance of each business unit, and the performance of the individual employee.

    Long-Term Incentive Plan. In August 1997, the Board of Directors and the stockholders of the Company approved the 1997 Stock Option Plan (the "Plan"). The Plan was then amended at the 1998 Annual Meeting of the Shareholders to increase the number of shares authorized for issuance under the Plan. The Plan provides for the granting of stock options to directors, executive officers, certain other employees and certain non-employee consultants of the Company. Additionally, in December 1998, the Board of Directors approved the TransCoastal Marine Services, Inc. 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan provides for granting of stock options to the Chairman and CEO and the Executive Vice President necessary to fulfill the Company's obligations under their respective employment agreements. The 1998 Plan terminates in November 2001. In general, the 1998 Plan provides that the terms of the option awards (including vesting schedules) are established by the Compensation Committee of the Company's Board of Directors. During the year ended December 31, 1998, 1,275,000 stock options were granted, including 1,134,000 stock options granted to executive officers.

    DEDUCTIBILITY. Internal Revenue Code Section 162(m) precludes a public corporation from taking a compensation deduction in excess of $1 million for its chief executive officer or its four other highest paid officers. Performance-based compensation meeting criteria in Section 162(m), however, is specifically exempt from the deduction limit. The Company's 1997 Stock Option Plan has been designed to qualify long-term incentive grants to executive officers as exempt performance-based compensation. The Company has not taken actions necessary to qualify its annual cash incentive plan for the exclusion to
Section 162(m), because no executive officer's annual cash compensation exceeded the Section 162(m) limit in fiscal 1998. While the Company intends to pursue a strategy of maximizing the deductibility of compensation paid to executive officers in fiscal 1999, it also intends to maintain the flexibility to take actions that it considers to be in the Company's best interests and to take into consideration factors other than tax deductibility.

    COMPENSATION POLICIES FOR THE CHIEF EXECUTIVE OFFICER. Nathan M. Avery has served as the Chief Executive Officer of the Company since November 1998. At that time, he entered into a three-year employment agreement. The agreement provides that during the first year of his employment, Mr. Avery is entitled to receive equity compensation comprised of options to purchase 500,000 shares of Common Stock vesting one-twelfth per month to achieve full vesting at the end of this year. During the second and third years of the agreement, Mr. Avery is entitled to a minimum base salary of $300,000 which he may elect to take as Common Stock options in lieu of cash. Such options would have an exercise price equal to the fair market value of the Common Stock on the first day of the relevant year of the agreement and would vest one-twelfth per month over the twelve months. The number of options granted in lieu of base salary will be calculated such that the aggregate exercise price of such options equals five times the substituted base salary amount. The agreement provides that Mr. Avery will receive an annual bonus starting in January 2000 of $200,000 with a bonus target for subsequent annual bonuses equal to 80% of base salary. This compensation package is a function of a combination of experience, performance and industry factors as determined by the Committee with the aid of independent compensation consultants.

    Bill E. Stallworth served as the Chief Executive Officer of the Company from August 1997 until November 16, 1998. From August 1997 through November 4, 1997, the date of the Offering, Mr. Stallworth was compensated at an annual salary rate of $120,000. Mr. Stallworth's base salary was increased to $200,000 simultaneous with the closing of the Offering in November 1997 and was continued through 1998. Mr. Stallworth received a $115,000 bonus upon the closing of the Offering. At the time of the Offering, Mr. Stallworth received a grant of options under the 1997 Stock Option Plan for 27,778 shares of Common Stock. The options awarded Mr. Stallworth were based upon a uniform formula (determined in reference to salary and the initial public offering price of $18.00) utilized for all key employees at the time of the Offering. On March 24, 1998 Mr. Stallworth received an additional grant of 37,000 options under the 1997 Stock Option Plan. Upon his resignation, Mr. Stallworth received, as severance pay, $501,517. This amount was in settlement of the Company's obligations under its employment agreement with Mr. Stallworth as well as a function of performance and industry factors as determined by the Committee with the aid of independent compensation consultants.


                                       THE COMPENSATION COMMITTEE

                                       Jean Savoy
                                       D. Glenn Richardson
                                       Patrick B. Collins

                       AGREEMENTS WITH EXECUTIVE OFFICERS

    Nathan M. Avery entered into a three-year employment agreement with the Company effective November 16, 1998. During the first year of the agreement, Mr. Avery is entitled to receive equity compensation comprised of options to purchase 500,000 shares of Common Stock vesting one-twelfth per month to achieve full vesting at the end of this year. During the second and third years of the agreement, Mr. Avery is entitled to a minimum base salary of $300,000 which he may elect to take as Common Stock options in lieu of cash. Such options would have an exercise price equal to the fair market value of the Common Stock on the first day of the relevant year of the agreement and would vest one-twelfth per month over the twelve months. The number of options granted in lieu of base salary will be calculated such that the aggregate exercise price of such options equals five times the substituted base salary amount. The agreement provides that Mr. Avery will receive an annual bonus starting in January 2000 of $200,000 with a bonus target for subsequent annual bonuses equal to 80% of base salary. In connection with executing the agreement, Mr. Avery received a grant of 500,000 options to purchase shares of Common Stock, one-third of which are immediately exercisable. The remaining two-thirds of the options will vest over a two-year period. The agreement provides that in the case of a termination of Mr. Avery's employment following a change of control, all unvested options will accelerate and become immediately exercisable. Additionally, in the event of a change of control, Mr. Avery may elect to receive a lump sum cash payment, in exchange for cancellation of all of his options, equal to two times the difference in the price paid for the Company's stock in the change of control transaction and the exercise price of the options. In addition, in the case of a change of control, Mr. Avery is entitled to receive a payment equal to one percent of the total consideration received by the stockholders of the Company in such transaction. The agreement also contains other customary benefits and perquisites.

    Pamela L. Reiland entered into a three-year employment agreement with the Company effective November 16, 1998. The agreement entitles Ms. Reiland to a base salary of $100,000 per annum. The agreement provides that Ms. Reiland will receive an annual bonus starting in January 2000 equal to the greater of $50,000 or 50% of her base salary. Ms. Reiland may, at her option, receive options to purchase shares of Common Stock in lieu of cash bonus payments. Such options would have an exercise price equal to the fair market value of the Common Stock on the first day of the relevant year for which the bonus is payable and would vest one-twelfth per month over the subsequent twelve months. The number of options granted in lieu of base salary will be calculated such that the aggregate exercise price of such options equals five times the substituted bonus amount. In connection with executing the agreement, Ms. Reiland received a grant of 50,000 options to purchase shares of Common Stock, one-third of which are immediately exercisable. The remaining two-thirds of the options will vest over a two-year period. The agreement provides that in case of a termination of Ms. Reiland's employment following a change of control, all unvested options will accelerate and become immediately exercisable. Additionally, in the event of a change of control, Ms. Reiland may elect to receive a lump sum cash payment, in exchange for cancellation of all of her options, equal to two times the difference in the price paid for the Company's stock in the change of control transaction and the exercise price of the options. The agreement also contains other customary benefits and perquisites.

                              CERTAIN TRANSACTIONS

    Effective August 17, 1998, the Company entered into agreements with Linda Woodson, Cheryl Woodson, Paula Woodson (the "Woodsons") and Louis Woodson ("Louis Woodson") pursuant to which the Woodsons resigned as officers, directors and/or employees of the Company and its subsidiaries and affiliates and converted their existing employment agreements into consulting agreements. The consulting agreements for the Woodsons each expire on August 15, 2000 and provide for the following significant items: (1) hourly payments of $225.00 for each hour worked by the consultants at the request of the Company; (2) the ability to participate in the Company's employee health and group life insurance and other employee benefit plans during the term of such agreements; and (3) an automobile allowance of $828.00 per month. The consulting agreement for Louis Woodson also expires on August 15, 2000 and provides for the following: (1) monthly payments in the amount of $20,243; (2) participation in the Company's employee health and group life insurance and other benefit plans during the term of such agreement; and (3) an automobile allowance of $828 per month. In addition to the foregoing, at the Company's request and in order for the Company to receive the benefits of filing a Section 338(h)(10) election (the "338 Election") under the Internal Revenue Code of 1986, as amended, with the Internal Revenue Service, the Company paid $560,287 to each of the Woodsons to reimburse them for additional taxes they could personally incur as a result of joining with the Company in filing the 338 Election.

    On November 16, 1998, the Company entered into a Separation and Release Agreement with Bill E. Stallworth who resigned from the Company effective November 16, 1998. Pursuant to the terms of the agreement and in settlement of the Company's obligations under its employment agreement with Mr. Stallworth, the Company paid Mr. Stallworth $501,517 and fully vested him in his stock options and restricted stock under his Stock Repurchase Agreement.

    On December 16, 1998, the Company entered into a Separation and Release Agreement with Thad "Bo" Smith who resigned from the Company effective December 16, 1998. Pursuant to the terms of the agreement and in settlement of the Company's obligations under its employment agreement with Mr. Smith, the Company agreed to pay Mr. Smith $350,000 in equal semi-monthly installments over a twenty-one month period, fully vested him in his options and restricted stock under his Stock Repurchase Agreement and agreed to provide medical benefits for a period of time.

    On January 12, 1999, the Company entered into a Settlement and Release Agreement with Yvette B. Hargett, individually and as the duly appointed Testamentary Executrix of Daniel N. Hargett, Sr., Deceased. Mr. Hargett died on May 29, 1998, and the Company paid $425,000 to Mr. Hargett's Estate pursuant to the terms of the agreement and in settlement of the Company's obligations under its employment agreement with Mr. Hargett.

    On February 22, 1999, the Company entered into a Separation and Release Agreement with Johnnie W. Domingue who resigned from the Company effective February 22, 1999. Pursuant to the terms of the agreement and in settlement of the Company's obligations under its employment agreement with Mr. Domingue, the Company agreed to pay Mr. Domingue $270,000 in equal semi-monthly installments over an eighteen-month period, fully vested him in his options and restricted stock under his Stock Repurchase Agreement and agreed to provide medical benefits for a period of time.

    The Red Fox Companies of New Iberia, Inc., a wholly owned subsidiary of the Company, was paid $807,506 for services provided in 1998 to Red Fox Environmental, Inc., a company owned by Beldon E. Fox, Jr. and D. Glenn Richardson, both directors of the Company. These revenues were less than one half of one percent of the overall gross revenues of the Company in 1998.

    During the first quarter of 1998, the consulting agreement with J&D Capital, L.C. ("J&D") was terminated in exchange for the payment to J&D of approximately $.8 million. Jean Savoy, a director of the Company, owned 26.25% of the membership interests of J&D until the sale of his interest in November 1998. Concurrent with the termination of the consulting agreement, the 36,667 options held by J&D expired.

                             STOCK PERFORMANCE GRAPH

    The following performance graph compares the cumulative total return to stockholders on the Company's Common Stock to the cumulative total return of the Standard & Poor's 500 Composite Stock Index (the "S&P 500") and with that of a peer group. The peer group companies for this performance graph are Bouygues Offshore, S.A., Cal-Dive International, Inc., Friede Goldman Internatonal, Inc., Global Industries, Ltd., Gulf Island Fabrication, Inc., J. Ray McDermott, S.A., Oceaneering International, Inc., and Unifab International, Inc. The graph assumes that $100 was invested on December 31, 1997 in the Company's Common Stock, the S&P 500 and the peer group, including reinvestment of dividends. No dividends have been declared or paid on the Company's Common Stock. Note that historic stock performance is not necessarily indicative of future stock price performance.

                                    [CHART]

                     12/31/97       3/31/98        6/30/98         9/30/98        12/31/98        3/31/99
                     --------       -------        -------         -------        --------        -------

Peer Group          $  100.00      $ 103.49      $   96.77       $   66.25       $   53.37      $   63.79
TCMS                $  100.00      $  75.00      $   42.32       $   38.16       $   20.84      $   28.07
S&P 500             $  100.00      $ 113.53      $  116.84       $  104.80       $  126.67      $  132.56


    ISSUANCE OF 400,000 SHARES OF COMMON STOCK OF THE COMPANY TO THE FORMER
     SHAREHOLDERS OF DICKSON GMP INTERNATIONAL, INC. AS A COMPONENT OF THE SETTLEMENT OF THE EARN-OUT AGREEMENT ENTERED INTO IN CONNECTION WITH THE
                             ACQUISITON OF DICKSON.

                                   PROPOSAL 2

    On August 1, 1998, the Company entered into a Stock Purchase and Merger Agreement, which was amended August 31, 1998, (the "Agreement") with the former shareholders of Dickson GMP International, Inc. ("Dickson"). Such transaction was completed on September 1, 1998, and Dickson thereafter became a wholly owned subsidiary of the Company. As part of the terms of the agreement, the Company paid $10 million in cash and issued 1,300,000 shares of Common Stock at closing and agreed to pay additional cash, and to issue preferred and common shares based on a multiple of Earnings Before Interest and Taxes for Dickson for the one year period commencing September 1, 1998 (the "Earn-Out"), subject to a cap of $7.3 million in cash and preferred stock and 400,000 shares of Common Stock. Based on currently available information, the Company believes the full amount of the Earn-Out will be payable in August 1999. The Earn-Out has required the Company to operate Dickson independent of the Company's other operations and has delayed the consolidation and integration of all of Dickson's operations. As a result, the Company is currently negotiating an early termination of the Earn-Out with the following components payable or issuable at the date the settlement agreement is executed: (1) cash of $4.7 million; (2) issuance of 400,000 shares of Common Stock; (3) issuance of Series A Preferred Stock; and
(4) issuance of Series B Convertible Preferred Stock convertible into 400,000 shares of Common Stock upon shareholders approval.

    The Series B Convertible Preferred Stock will be issued in accordance with Delaware Law and pursuant to the authority conferred upon the Company's Board of Directors by the Company's Stockholders in Article Four of the Company's Certificate of Incorporation. It is the policy of the Nasdaq Stock Market, Inc. ("Nasdaq"), which quotes the Company's outstanding Common Stock, to require stockholder approval of a transaction if the aggregate number of newly issued Common Stock or securities convertible into Common Stock in such transaction could result in an increase of 20 percent or more in the outstanding Common Stock of a company.

    The shares of Series B Convertible Preferred Stock will automatically convert into 400,000 shares of Common Stock upon stockholder approval. The shares of Common Stock to be issued upon conversion of the Series B Convertible Preferred Stock to be issued pursuant to the settlement of the Earn-Out combined with the shares of Common Stock issued at the closing of the Dickson transaction and the additional 400,000 shares of Common Stock to be issued in the Earn-Out would increase the number of shares of Common Stock outstanding by 2,100,000 shares, or approximately 22.8% (based on the number of shares of Common Stock outstanding on March 31, 1999, less the shares issued at the closing of the Dickson transaction).

    Stockholders are being asked to approve the issuance of the 400,000 shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock to be issued to the former shareholders of Dickson as a component of the settlement of the Earn-Out as a result of the policy of Nasdaq. Approval by a majority of the votes cast on this proposal will be required to approve the issuance of Common Stock upon conversion of the Series B Preferred Stock. If the required affirmative vote by the stockholders is not obtained, the Series B Convertible Preferred Stock will remain outstanding in accordance with its terms. Those terms will provide for preferences on liquidation and dividends.

    The Board of Directors believes that the issuance of the additional shares of Common Stock is in the best interest of the Company and its stockholders and recommends approval by the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ISSUANCE OF 400,000 SHARES OF COMMON STOCK OF THE COMPANY TO THE FORMER SHAREHOLDERS OF DICKSON GMP INTERNATIONAL, INC.



              RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

                                   PROPOSAL 3

    The Board of Directors, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP, Certified Public Accountants, as the Company's independent accountants for the fiscal year ended December 31, 1999, subject to ratification of this appointment by the stockholders of the Company. Arthur Andersen LLP performed audit services in connection with the examination of the financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 1998, and is considered by management of the Company to be well qualified. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to answer appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE BOARD OF DIRECTORS' APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 1999.

                            PROPOSALS OF STOCKHOLDERS

    Proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Secretary of the Company by December 28, 1999, to be considered for inclusion in the proxy statement and form of proxy relating to the 2000 Annual Meeting. In addition, the Company's management will have discretionary authority with respect to proxies submitted to the 2000 Annual Meeting of Stockholders on any matter which the Company does not receive notice of by March 12, 2000.

    The Annual Report of the Company for the year ended December 31, 1998, including audited financial statements, is enclosed with the proxy statement but does not constitute a part of the proxy solicitation material. Additional copies of the Annual Report are available without charge, upon request.

    The Company will furnish a copy of its Annual Report on Form 10-K for the year ended December 31, 1998, without exhibits, without charge to each person who forwards a written request to Pamela L. Reiland, Executive Vice President, TransCoastal Marine Services, Inc., 2925 Briarpark Drive, Suite 930, Houston, Texas 77042.

                                  OTHER MATTERS

    Management does not intend to bring any other matters before the Shareholders and has not been informed that any other matters are to be presented at the Annual Meeting by others. If other matters properly come before the meeting or any adjournments thereof, the persons named in the accompanying proxy and acting thereunder intend to vote in accordance with their best judgment.

THE BOARD OF DIRECTORS

Houston, Texas
April  __, 1999

                 Proxy Card Needs to be Attached (Printed here)